Exhibit 23.02
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We hereby consent to the incorporation by reference in the Registration Statement on Form S-4 of The Talbots, Inc. of: (i) our report dated March 30, 2009, with respect to the audit of the balance sheet of BPW Acquisition Corp. as of December 31, 2008 and 2007, and the related statements of operations, stockholders’ equity, and cash flows for the year ended December 31, 2008 and the periods from October 12, 2007 (inception) to December 31, 2007 and from October 12, 2007 (inception) through December 31, 2008, which report appears in the Annual Report on Form 10-K of BPW Acquisition Corp. for the year ended December 31, 2008; and (ii) to the reference to our firm under the heading “Experts” in the prospectus.

/s/ Rothstein, Kass & Company, P.C.

Roseland, New Jersey
December 22, 2009